                 BANK OF BOSTON CORPORATION      EXHIBIT 12(c)
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (excluding interest on deposits) for the nine months ended September 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                             Nine Months                                         Years
                                                Ended                                            Ended
                                            September 30                                      December 31
                                     ---------------------------               -----------------------------------------------------
(Dollars in thousands)
                                          1994             1993         1993         1992          1991          1990           1989
                                     ---------          -------      -------      -------      --------      --------      ---------
Net income (loss)                  $   314,609        $ 196,514    $ 299,026    $ 278,881    $ (113,155)   $ (468,248)   $   138,114
Extraordinary items, net of tax          6,535                                    (72,968)       (7,758)       (43,649)
Cumulative effect of changes in
  accounting principles, net of
  tax                                                   (24,203)     (24,203)
Income tax expense (benefit)           255,113          135,461      214,683      152,781       (57,990)        2,579         84,951
                                     ---------          -------      -------      -------      --------      --------      ---------
     Pretax earnings (loss)        $   576,257        $ 307,772    $ 489,506    $ 358,694    $ (178,903)   $ (509,318)   $   223,065
                                     =========          =======      =======      =======      ========      ========      =========
Fixed charges:
  Portion of rental expense
   (net of sublease rental
   income) which approximates
   the interest factor                  20,068           20,338       27,063       28,159        30,370        38,747         35,482
  Interest on borrowed funds           692,591          255,092      377,874      344,908       361,510       592,028      1,081,007
                                     ---------          -------      -------      -------      --------      --------      ---------
     Total fixed charges           $   712,659        $ 275,430    $ 404,937    $ 373,067    $  391,880    $  630,775    $ 1,116,489

Preferred stock dividend
 requirements                           50,415           45,269       61,377       33,186        13,255        13,748         22,568
                                     ---------          -------      -------      -------      --------      --------      ---------
Total combined fixed charges
  and preferred stock dividend
   requirements                    $   763,074        $ 320,699    $ 466,314    $ 406,253    $  405,135    $  644,523    $ 1,139,057
                                     =========          =======      =======      =======      ========      ========      =========
Earnings (for ratio calculation)
   (Pretax earnings (loss) plus
   total fixed charges)            $ 1,288,916        $ 583,202    $ 894,443    $ 731,761    $  212,977    $  121,457    $ 1,339,554
                                     =========          =======      =======      =======      ========      ========      =========
Ratio of earnings to combined
 fixed charges and preferred
 stock dividend requirements              1.69             1.82         1.92         1.80           .53           .19           1.18
                                     =========          =======      =======      =======      ========      ========      =========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the periods presented reflect the reclassification, where appropriate, of Brazilian translation gains and losses more fully discussed in Note 11 to the Financial Statements.